Exhibit 99.1

ROHM AND HAAS COMPANY REPORTS FIRST QUARTER 2004 RESULTS

Philadelphia, Pa, April 29, 2004 — Rohm and Haas Company (NYSE:ROH) today reported first quarter sales of $1,832 million, a 14 percent increase over the same period in 2003, reflecting strong demand in most businesses, along with the favorable impact of currencies. Earnings of $114 million from continuing operations before cumulative effect of accounting change, or $.51 per share, were up 39 percent compared with earnings of $82 million, or $.37 per share, in the comparable period in 2003.

	1st Quarter 2004		1st Quarter 2003
Net Sales	$1,832	million	$1,613	million

Earnings from continuing
operations before cumulative	$114	million	$82	million
effect of accounting change	$.51	per share	$.37	per share

Cumulative effect of			$(8)	million
accounting change*	$0		$(.04)	per share

Net earnings	$114	million	$74	million
	$.51	per share	$.33	per share

*The cumulative effect of accounting change in the first quarter of 2003 reflects the adoption of Statement of Financial Accounting Standard (SFAS) No. 143 which relates to asset retirement obligations.

“We continue to see the benefits of an improving global economy, resulting in higher demand across most businesses,” said Raj L. Gupta, chairman and chief executive officer. “The strong momentum in the electronics markets is very positive, the coatings markets, particularly architectural and functional coatings remain strong, and we are participating in the recovery in the industrial sector.” Gupta noted that demand in the quarter was up as compared to the same period in 2003 for all business segments, with the exception of Salt, which was flat as compared to an equally strong quarter last year. “The strong demand across our businesses, as well as the favorable impact of currency, more than offset the impact of much higher raw materials, resulting in a favorable comparison for the quarter,” said Gupta. He noted, however, that after-tax earnings margins remain below targets.

Sales in the Coatings business of $566 million reflect a 13 percent increase over the same period in 2003, primarily the result of favorable foreign currency, strong demand and modestly higher selling prices, particularly in the architectural and industrial coatings markets in North America and Europe. Demand was also up in Asia-Pacific for industrial coatings. Sales in both Powder Coatings and Automotive Coatings were up over the prior year primarily due to the favorable impact of currency. Earnings of $56 million for the Coatings business were up 19 percent over the comparable period in 2003, as higher demand, increased selling prices and favorable currencies offset the impact of higher raw materials and employee-related costs.

Performance Chemicals sales of $378 million were up 15 percent over the comparable period in 2003, attributable to strong demand in the Plastics Additives and Consumer and Industrial Specialties businesses, as well as favorable currencies.

The sales improvement in Plastics Additives reflects a general economic recovery in North America, as well as market share gains in Europe as the result of new product introductions. Consumer and Industrial Specialties posted higher sales across all regions, with strong growth in wood preservatives in North America. Demand in Process Chemicals was up only slightly as compared with the same period a year ago. Earnings of $32 million are up substantially from $16 million in the first quarter of 2003, as higher demand, improved pricing, and the favorable impact of currency more than offset higher raw material costs.

Monomers sales of $298 million were up 23 percent over the first quarter of 2003, reflecting higher demand for both captive and merchant markets, increased selling prices and the impact of favorable currencies. Earnings of $15 million were up significantly from the $2 million in the comparable period last year, as higher demand, increased selling prices and currency more than offset the significantly higher raw material costs.

Sales in Electronic Materials of $302 million were up 19 percent over first quarter of 2003, reflecting higher demand across all business segments, with the largest growth occurring in the Asia-Pacific region. All three Electronic Materials businesses experienced strong growth in the quarter, driven by the advanced product lines. Earnings of $31 million were up 48 percent over the same period in 2003, attributable to the higher demand and cost efficiencies implemented in the past several years.

Salt sales of $284 million were relatively flat from the same period in 2003, as growth in non-ice control products, favorable currencies and higher prices were offset by lower volumes in ice-control. Earnings for Salt of $24 million were down 17 percent from the comparable period in 2003, as promotional costs related to introduction of new products, as well as higher operating costs, particularly energy costs associated with the higher natural gas prices, offset the favorable impact of pricing and currency.

Adhesives and Sealants sales for the quarter were $176 million, up 11 percent over the comparable period in 2003, the result of favorable currencies, increased demand and slightly higher selling prices. North American sales increased across most product lines, benefiting from improved economic conditions and share gain in the caulk market. Sales in Asia-Pacific were higher due to selling price improvements and increased demand for packaging adhesives, labels and tapes. Latin-American sales improved over the prior period on higher demand for pressure sensitive adhesives and stronger economic conditions, while the European market remains soft. Earnings for Adhesives and Sealants of $13 million were up 30 percent, reflecting smoother operations, higher demand and favorable impact of currency offsetting higher raw materials, energy and employee-related costs.

Corporate expenses increased $14 million for the quarter, as compared with the prior year period, primarily due to foreign currency translation losses, increased environmental reserves, and higher consulting expenses.

First Quarter 2004 Regional Performance

Sales in North America were up 8 percent over the comparable period in 2003, due to the higher demand across many of the businesses, as consumer driven markets remain strong and industrial sectors continue to recover, as well as the favorable impact of a strong Canadian Dollar. Sales were up 17 percent in Europe, over the same period last year, reflecting the favorable impact of currency, and strong business performance in AFC, Plastics Additives and Monomers. Sales in Asia-Pacific were up 26 percent over the comparable period, reflecting the continued growth across most businesses in the region, particularly in Electronic Materials, Coatings, Adhesives and Sealants, and Plastics Additives, as well as favorable impact of currency. Sales in Latin America were up 33 percent over the prior year period, due to an overall economic recovery in Venezuela and Brazil, as well as gains in market share and pricing, primarily in Architectural and Functional Coatings, Adhesives and Sealants and Monomers.

Comments on the First Quarter 2004 Income Statement

Gross profit margin in the quarter was approximately 28 percent, comparable with the same period last year, as higher demand, increased selling prices and favorable currencies across many of the businesses were offset by higher raw materials and other operating costs.

Selling and Administrative spending of $244 million reflects higher employee-related expenses, consultant fees associated with business process reengineering activities to realize benefits of the ERP investment, internal control documentation in compliance with the Sarbanes-Oxley Act of 2002, as well as the impact of currency, which were only partly offset by recent cost saving initiatives. S&A spending as a percentage of sales was comparable with the same period in 2003.

Research spending for the quarter was $64 million, up approximately 5 percent from the same period a year ago, reflecting higher employee-related costs and the continued commitment to development of new products and technologies.

Interest expense was $30 million for the quarter, down 6 percent from the same period in 2003, primarily attributable to lower expense resulting from the retirement of debt in December, 2003.

Income Tax expense for the quarter was $52 million, with an effective tax rate of 31.3 percent, compared with 33.5 percent for the comparable period in 2003.

Full Year Guidance

In discussing the outlook for the remainder of the year, Gupta noted that while the overall economic outlook is positive, which should result in continued growth across all businesses, the significantly higher raw material costs, as well as the uncertainties over currency exchange rates, will temper the full impact of this sales growth on earnings. “Our results for the first quarter demonstrate our focus on pricing to recover the higher raw material and energy costs, and this focus will continue throughout the year,” Gupta said. “We expect to continue to see higher demand as a result of the continuing economic recovery, as well as gains made through market share and new products we are introducing into the marketplace.

Sales for the remainder of the year are expected to be in the range of $1.70 to $1.80 billion per quarter, if the current currency exchange rates hold. This sales growth, combined with our focus on tight cost controls and a moderating raw materials environment, should enable us to deliver full-year earnings in the $1.95 to $2.10 range.”

# # #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 8, 2004.

Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company has annual sales of approximately $6.4 billion with operations in 27 countries.

CONTACTS:
Media Relations	Investor Relations
Brian McPeak	Mike Hamilton
Corporate Communications	Director, Investor Relations
215-592-2741	215-592-2928
Bmcpeak@rohmhaas.com	MikeHamilton@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
			Percent
	2004	2003	Change
Net sales	$1,832	$1,613	14%
Cost of goods sold	1,318	1,164	13%

Gross profit	514	449	14%

Selling and administrative expense	244	215
Research and development expense	64	61
Interest expense	30	32
Amortization of finite-lived intangibles	16	17
Share of affiliate earnings, net	5	3
Provision for restructuring and asset impairments	(2)	5
Other (income) expense, net	1	(1)

Earnings from continuing operations before income taxes and cumulative effect of accounting change	166	123
Income taxes	52	41

Earnings from continuing operations before cumulative effect of accounting change	$114	$82

Cumulative effect of accounting change, net of $3 of income taxes in 2003	—	(8)

Net earnings	$114	$74

Earnings (Loss) Per Share (in dollars)
Basic earnings (loss) per share (in dollars):
From continuing operations	$0.51	$0.37
Cumulative effect of accounting change	—	(0.04)

Net earnings per share	$0.51	$0.33

Diluted earnings (loss) per share (in dollars):
From continuing operations	$0.51	$0.37
Cumulative effect of accounting change	—	(0.04)

Net earnings per share	$0.51	$0.33

Weighted average common shares outstanding — basic:	222.8	220.4
Weighted average common shares outstanding — diluted:	223.8	220.9

Other Data:
Capital spending	$52	$85
Depreciation expense	$102	$102

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)

	March 31,	December 31,
	2004	2003
	(preliminary and
	unaudited)
Assets
Current assets:
Cash and cash equivalents	$317	$196
Restricted cash	47	—
Receivables, net	1,383	1,309
Inventories	765	821
Prepaid expenses and other current assets	195	201

Total current assets	2,707	2,527
Land, buildings and equipment, net	2,910	2,966
Goodwill and other intangible assets, net	3,316	3,327
Other assets	626	625

	$9,559	$9,445

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term obligations	$369	$107
Trade and other payables	517	609
Accrued liabilities	635	781
Federal, foreign and other income taxes payable	297	300

Total current liabilities	1,818	1,797

Long-term debt	2,475	2,468
Employee benefits	637	635
Other liabilities	1,181	1,175
Minority interest	13	13

Commitments and contingencies

Stockholders’ equity:
Common stock: shares issued - 242,078,349	605	605
Additional paid-in capital	2,011	2,002
Retained earnings	1,153	1,087

	3,769	3,694
Treasury stock	(180)	(185)
ESOP shares	(98)	(100)
Accumulated other comprehensive loss	(56)	(52)

Total stockholders’ equity	3,435	3,357

	$9,559	$9,445

Appendix I

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

     Net Sales by Business Segment and Region

	Three Months Ended
	March 31,
	2004	2003
Business Segment
Coatings	$566	$501
Performance Chemicals	378	330
Monomers	298	242
Electronic Materials	302	253
Salt	284	281
Adhesives and Sealants	176	159
Elimination of Intersegment Sales	(172)	(153)

Total	$1,832	$1,613

Customer Location
North America	$975	$905
Europe	489	418
Asia-Pacific	307	244
Latin America	61	46

Total	$1,832	$1,613

Earnings from Continuing Operations by Business Segment (1)

	Three Months Ended
	March 31,
	2004	2003
Business Segment
Coatings	$56	$47
Performance Chemicals	32	16
Monomers	15	2
Electronic Materials	31	21
Salt	24	29
Adhesives and Sealants	13	10
Corporate	(57)	(43)

Total	$114	$82

(1) Before cumulative effect of accounting change

Appendix II

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

     Provision for Restructuring and Asset Impairments by Business Segment

     Pre-tax

	Three Months Ended
	March 31,
	2004	2003
Business Segment
Coatings	$—	$4
Performance Chemicals	—	5
Monomers	—	—
Electronic Materials	—	(3)
Salt	—	—
Adhesives and Sealants	(2)	(1)
Corporate	—	—

Total	$(2)	$5

After-tax

	Three Months Ended
	March 31,
	2004	2003
Business Segment
Coatings	$—	$3
Performance Chemicals	—	3
Monomers	—	—
Electronic Materials	—	(2)
Salt	—	—
Adhesives and Sealants	(1)	—
Corporate	—	—

Total	$(1)	$4

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization (EBITDA) by Business Segment (1)

Due to the varying impacts of debt, interest rates, acquisition related amortization and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended
	March 31,
	2004	2003
Business Segment
Coatings	$105	$95
Performance Chemicals	71	53
Monomers	38	18
Electronic Materials	62	49
Salt	55	62
Adhesives and Sealants	30	24
Corporate	(47)	(27)

Total	$314	$274

Reconciliation of EBITDA to Earnings from Continuing Operations (1)

	Three Months Ended
	March 31,
	2004	2003
EBITDA	$314	$274
Interest expense	30	32
Income taxes	52	41
Depreciation expense	102	102
Amortization of finite-lived intangibles	16	17

Earnings from continuing operations before cumulative effect of accounting change	$114	$82

(1) Before cumulative effect of accounting change